EXCLUSIVE DISTRIBUTION FRAMEWORK AGREEMENT

By and among

Sunsi Energies Hong Kong Limited

And

Zibo Baokai Commerce and Trade Co., Ltd.

And

Zibo Baoyun Chemical Plant

December 12, 2009

THIS EXCLUSIVE DISTRIBUTION AGREEMENT (this Agreement) is entered into on 12 December 2009 in Zibo, the People’s Republic of China (PRC) by and among

SUNSI ENERGIES HONG KONG LIMITED (the Global Distributor), a private company with limited liability duly incorporated and validly existing under the laws of Hong Kong with its legal address at 401 Jardine House, 1 Connaught Place, Central, Hong Kong;

AND

ZIBO BAOKAI COMMERCE AND TRADE Co., Ltd. (the PRC Distributor) a limited liability company duly incorporated and validly existing under the laws of PRC with its legal address at Shangzhuang Village, Sibaoshan Sub-District Office, Hi-Tech Zone, Zibo City, PRC;

AND

ZIBO BAOYUN CHEMICAL PLANT (the Supplier), an enterprise duly established and validly existing under the laws of PRC with its legal address at Shangzhuang Village, Sibaoshan Sub-District Office, Hi-Tech Zone, Zibo City, PRC;

Global Distributor, PRC Distributor and Supplier are hereinafter individually referred to as the Party and collectively as the Parties; Global Distributor and PRC Distributor are hereinafter individually also referred to as the Distributor and collectively as the Distributors.

WHEREAS

(1)
Global Distributor and Supplier had agreed to establish a joint venture company to manufacture trichlorosilane in Zibo, PRC and had signed a joint venture contract and articles of association for the joint venture company on 8 September 2009 respectively, under which Global Distributor holds 90% shares and Supplier holds 10% shares in the joint venture with its registered capital of USD 9,600,000 and total investment of USD 20,000,000.

(2)
In reasonable reliance on Supplier’s representations and commitment to the establishment of the joint venture, up to 10 November 2009, the Global Distributor and its parent company had invested funds in good faith and as necessary in the previous ten (10) months in, among others, disclosure in the US of the joint venture, negotiation with Supplier, test and inspection of the Product, financial audit on Supplier, attorney fees, etc. for the establishment of the joint venture.

(3)
Up to the date of this Agreement, the establishment of the joint venture still has not been approved by the villagers’ meeting of the villagers’ collective as required by relevant applicable laws and regulations.

(4)
In consideration of the above, Supplier and Global Distributor agree to sign this Agreement in the interim changing their cooperation model from establishment of a joint venture to an exclusive distribution arrangement, under which Global Distributor will exclusively distribute the Product of Supplier in overseas market, and PRC Distributor which will be acquired by the Global Distributor concurrently will exclusively distribute the Product in PRC market.

(5)	The Distributors have already worked on new market and clients that will be beneficial for the Supplier. The Supplier will continue assisting Distributors in this development.

NOW THEREFORE, under the principles of good faith, fairness, equality and voluntariness, and mutual benefits, after friendly and sufficient discussions, the Parties hereby agree as follows:

1.	Definitions

Unless otherwise specified in this Agreement or defined by the context, the following terms shall have the following meaning:

1.1
Affiliate means any company which is directly or indirectly controlling, or controlled by, or under the same control with, or jointly controls another company with, each Party. (The term “control” as used in this Article 1.1 means, with respect to a corporation, the right to exercise, directly or indirectly, fifty percent (50%) or more of the voting rights attributable to the shares of such corporation.)

1.2
Loss means any and all damages, fines, fees, taxes, penalties, deficiencies, losses (including lost profits or diminution in value) and expenses, including interest, reasonable expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other expenses of any proceedings or of any claim, default or assessment (such fees and expenses to include all fees and expenses, including fees and expenses of attorneys, incurred in connection with (i) the investigation or defense of any third party claims, (ii) asserting or disputing any rights under this Agreement against any Party hereto or otherwise, or (iii) settling any action or proceeding or threatened action or proceeding).

1.3	Order(s) means the order issued by relevant Distributor to purchase the Product from Supplier which shall be in the form set forth in Exhibit A.

1.4	Product means the trichlorosilane manufactured by Supplier.

1.5	Product Price means the price for Product supplied by Supplier to Distributors under this Agreement.

1.6	Purchaser means the person and/or entity that purchases the Product from Distributors.

2.	Exclusive Distribution

2.1
Subject to the terms and conditions of this Agreement, Supplier hereby irrevocably agrees to appoint Global Distributor as its exclusive distributor marketing and reselling Product to Purchasers outside the territory of the PRC.  Global Distributor hereby agrees to serve as Supplier’s exclusive distributor for Product to Purchasers outside the territory of the PRC.

2.2
Subject to the terms and conditions of this Agreement, Supplier hereby irrevocably agrees to appoint PRC Distributor as its exclusive distributor marketing and reselling Product to Purchasers within the territory of the PRC.  PRC Distributor hereby agrees to serve as Supplier’s exclusive distributor for Product to Purchasers within the territory of the PRC.

2.3
Except for supplying Product to Global Distributor and PRC Distributor under this Agreement, Supplier shall not supply Product to any other person or entity by itself or through any third party in or outside PRC.

3.	Duties of Supplier

3.1
Supplier shall whenever reasonably requested by relevant Distributor provide relevant Distributor with such information (comprising written or other materials excluding business secrets) as may be necessary for the promotion and sale of the Product.

3.2	Supplier shall manufacture Products at Distributors’ request in an Order or other specific request in writing to meet Purchasers’ demand and Distributor’s market development.

3.3	Subject to the terms and conditions of this Agreement, Supplier shall:

(a)	supply and deliver the Product in accordance with any Order duly submitted by relevant Distributor;

(b)	notify Distributors promptly in writing of any changes in the Product or any technical specification of the Product so that Distributors can effectively promote and resell the Product;

(c)	inform Distributors immediately of any technical problems, failures and quality problems related to Product and support Distributors to solve any such problems;

(d)	ensure that the Product complies with the Purchaser’s Specifications (as defined below) and relevant applicable laws and regulations regarding the manufacture, packaging or labeling of the Product;

(e)
respond to any third party enquiry relating to Product that is directly addressed to relevant Distributor and for those enquiries not addressed to any Distributor, respond when Global Distributor confirms to; and

(f)
immediately forward any order of Product which is directly addressed to Supplier or inform any business opportunity in relation to Product which the Supplier is aware of to Distributors, and also ask the relevant party who orders Product or provide business opportunity in relation to Product directly to Supplier to contact Distributors directly.

3.4
Supplier shall take all necessary measures and provide all the necessary assistances as requested by Global Distributor and PRC Distributor to pursue the liability of such person or entity, and immediately stop directly or indirectly providing Product to such person or entity selling Product outside and/or within the territory of PRC without prior consent from Supplier and Global Distributor or PRC Distributor.

3.5
Any sale of Products by Supplier to any third party other than Global Distributor or PRC Distributor shall be credited to the appropriate Distributor depending on whether such sale occurs outside or within the territory of PRC.

4.	Duties of Distributors

4.1	Throughout the term of this Agreement, Distributors shall act in good faith towards Supplier with regard to the performance of this Agreement.

4.2
Distributors shall submit to Supplier, as soon as reasonably possible, details of all complaints or enquiries given to Supplier in respect of the Product to allow Supplier to respond or help to respond to such complaints or enquiries.

4.3	Distributors will develop the market of trichlorosilane and promote this Product inside and outside of PRC for the duration of this agreement.

5.	Product

5.1	Specifications of Product

Supplier shall manufacture and supply Product complying with the Purchaser’s specifications of the Product provided by Global Distributor and such specifications shall be agreed by Global Distributor and Supplier (the Specifications).  The Supplier shall not unreasonably refuse to agree on the Purchaser’s Specifications provided by Global Distributor.

6.	Order

6.1	Distributors may initiate the purchase of Product by issuing a duly executed order to Supplier (the Order) from time to time in the form set forth in Exhibit A of this Agreement.

6.2
The Order(s) shall specify the quantities of Product to be supplied and may specify the location of delivery and/or the schedule of delivery.  The Global Distributor shall provide an annual sales quantity estimate to Supplier, and the Global Distributor shall adjust and confirm the annual estimate on a quarterly basis.

7.	Delivery and Acceptance of Product

7.1	Shipping, inspection and Transportation

The Product supplied by Supplier shall be packed for transportation and storage in a proper and safe way in accordance with the common practice within the industry and any special requirements required by the Distributors or provided in the laws and regulations.

7.2	Schedule and Destination of Delivery

(a)
Supplier shall deliver Product in accordance with the delivery schedule specified in each Order.  Supplier shall give written notice to relevant Distributor at least two (2) working days in advance of the commencement of delivery of the Product in accordance with each Order.  Supplier shall specify in such notice the quantity to be delivered, the carrier and the estimated date of arrival of Product.

(b)	In the event no schedules of delivery are specified in relevant Order, Supplier shall deliver Product within fifteen (15) working days upon receipt of such Order.

(c)	Products for Purchaser within PRC shall be delivered to the Purchaser’s designated location. The Products for the Purchaser outside PRC shall be delivered to a port designated by relevant Purchaser.

(d)
Supplier shall inform relevant Distributor in writing immediately about any difficulties in meeting the Distributor’s Order(s).  Upon written confirmation from the relevant Distributor, Supplier may delay the delivery of Product, otherwise Supplier shall be responsible for any Loss suffered by relevant Distributor due to the delay or failure of the delivery of Product.

7.3	Inspection and Acceptance

(a)
In the event the Product is delivered directly to the Distributors, upon receipt of the Product, relevant Distributor shall inspect and accept such Product and relevant Invoice without any delay.  If the Product supplied by Supplier are not in compliance with the Purchaser’s Specifications and/or any of the terms of the Order, relevant Distributor shall be entitled to reject the Product which do not conform to the Specifications and/or any of the terms of the Order and the relevant Invoice and/or demand Supplier to replace the Product within a designated period.  Latent or concealed defects in the Product shall not be deemed accepted when such Product are received.

(b)
In the event the Product is delivered to relevant Purchaser or other party designated in the relevant Order, Supplier should have such Purchaser or other party designated in the relevant Order issue a written confirmation with official seal or authorized signature of such Purchaser or other party designated in the relevant Order upon acceptance of the Product.  Supplier shall provide relevant Distributor of such written confirmation together with relevant Invoice, otherwise relevant Distributor may refuse to accept such Invoice or pay for the Product.

8.	Pricing of Product

8.1
The Product Price shall be determined in accordance with the cost-plus method (i.e. the costs incurred by Supplier for manufacturing the Products plus ten percent to fifteen percent (10%-15%) profit margin, and the Product Price shall be the FOB price, i.e., the price includes the costs, profits, freight from Supplier to the shipping port/place, insurance and all other fees.), and the Product Price shall not higher than the then market price.

8.2	The resale price at which the Product will be resold shall be determined by Distributors at their own discretion.

9.	Invoicing and Payment

9.1	Invoicing

Supplier shall issue corresponding invoice to relevant Distributor at the total Product Price of the Product in each Order (the Invoice) and shall deliver the Invoice to relevant Distributor according to Article 7.3.

9.2	Payment

(a)
For the Product to be resold by PRC Distributor to Purchaser within PRC, PRC Distributor shall pay the Invoices accepted by it within thirty (30) days after it has sold out the relevant Product under such Invoice and receive the full payment for such Product from relevant Purchaser.

(b)
For the Product to be resold by Global Distributor to Purchaser outside PRC, Global Distributor shall pay 20% of the total Product Price in relevant Invoice within fifteen (15) days upon receipt of the Invoice issued by the Supplier for the Order placed by Global Distributor.  The remaining 80% of the total Product Price in such Invoice shall be paid by Global Distributor within thirty (30) days after receipt of such Invoice from Supplier.

(c)
All payments for the Invoice shall be paid to the bank account then designated by the Supplier in the currency decided by relevant Distributor but in most cases shall be in RMB.  Supplier shall procure that the bank account designated by it shall be applicable for the payment in the currency decided by relevant Distributor.

10.	Liabilities for Breach

10.1	Liabilities for breach by Supplier

(a)
During the term of this Agreement, Supplier shall not sell any Product to any third party without prior written consent of both Distributors.  Otherwise, Supplier shall be deemed having committed a breach of this Agreement.  Supplier shall immediately stop selling Products to such third party.  In addition, all the proceeds for Supplier selling the Product to any third party outside the PRC shall be paid by Supplier to Global Distributor and all the proceeds for Supplier selling the Product to any third party within the PRC shall be paid by Supplier to PRC Distributor.

(b)
Supplier will protect, defend, indemnify, assume any liability, save and hold Distributors harmless from and against any allegations, claims, demands, suits, liabilities, penalties, losses, damages, or charges, settlements, judgments, costs and expenses including attorney’s fees (the Claim) incurred which at any time may be imposed upon, brought against, incurred by, asserted or awarded against any Distributor relating to:

(i)
any Product supplied by Supplier under this Agreement, including but not limited to allegations or liabilities arising out of, or allegedly based on any defects, failures to perform, breaches of the quality standard;

(ii)	any Product supplied by Supplier that violates any third party’s intellectual property rights or any other rights as recognized by relevant applicable laws and regulations; or

(iii)	any failure of Supplier to comply with the Specifications, quantities, schedule of delivery and/or any other requirements specified in this Agreement and/or each Order.

In the event that there is any Claim, Supplier shall provide all the necessary assistances as requested by relevant Distributor for handling such Claim, including providing the requisite Product and/or appointing an expert who shall provide his/her expert opinion regarding the Claim in respect of any Product (if exists).  All fees and expenses related to Supplier’s assistance shall be borne by Supplier.

10.2	Liabilities for breach by Distributors

In the event relevant Distributor fails to make the payment for the Invoice according to this Agreement, a delay penalty of 0.03% of the unpaid amount per day shall be paid by relevant Distributor to Supplier, and such delayed period shall not exceed forty five (45) days the maximum.

11.	Term and Termination

11.1
The term of this Agreement shall be eighteen (18) months since execution of the Agreement by the Parties (the Original Term) and shall automatically renew for any other eighteen (18) months (the Renewed Term) at the end of the Original Term and each Renewed Term unless Global Distributor serves on the other Parties a written notice no less than thirty (30) days prior to the date of expiry of the Original Term or each Renewed Term of this Agreement.

11.2	Global Distributor may terminate the Agreement by a thirty (30) days prior written notice to the other Parties upon the occurrence of any of the following events:

(a)	Supplier committed a material breach or violate any of its obligation under this Agreement;

(b)	Product supplied by Supplier fails to meet the Specifications and Supplier fails to cure such default within thirty (30) days upon receiving the written notice from Global Distributor;

(c)	Global Distributor changed its business strategy and will no longer sell the Product; or

(d)	In the event the market price of Products is changed by more than ten percent (10%) within consecutive three (3) months.

11.3	Supplier may terminate the Agreement by a thirty (30) days prior written notice to the other Parties in the following circumstances:

(a)	Distributor materially breaches this Agreement or the duties thereunder; or

(b)
Supplier is encountered with significant events or adjustments, including change of business scope due to government requirements, government intervention, and force majeure.  For any other type of significant events or adjustments, the Parties shall discuss separately on whether to continue to perform this Agreement.

11.4	The termination of this Agreement due to any reason shall not affect a Party’s right to be compensated by any defaulting Party under this Agreement or relevant laws or regulations.

12.	Governing Law and Dispute Resolution

This Agreement shall be governed by the laws of PRC.  If any dispute, controversy or claim arises out of or in connection with this Agreement, including any question regarding its existence, validity or termination, the Parties shall first attempt to resolve the matter through friendly consultation.  If the dispute is not resolved within sixty (60) days, then either Party may submit the dispute to the China International Economic and Trade Arbitration Commission (the CIETAC) in Beijing for arbitration in accordance with its then effective arbitration rules.  The arbitration tribunal shall consist of three (3) arbitrators among whom each Party shall appoint one within twenty (20) days after its giving or receiving a request for arbitration and the third arbitrator shall be appointed by the chairperson of Shanghai Sub-commission.

13.	Miscellaneous

13.1	This Agreement shall not be assigned in part or in total to any third party without written agreement by all of the Parties.

13.2
This Agreement is made in the English and Chinese versions, and both language versions shall have equal legal force and effect.  In case of any discrepancy between the two language versions, the Chinese  version shall prevail.

13.3
This Agreement shall be signed in six (6) copies in each language version, and Supplier shall keep two (2), Global Distributor shall keep two (2) and PRC Distributor shall keep two (2) originals for each language version respectively.  Each original shall be equally authentic and effective.

(THE BELOW OF THIS PAGE IS LEFT BLANK INTENTIONALLY, SIGNATURE PAGE TO FOLLOW)
(SIGNATURE PAGE)

IN WITNESS WHEREOF, the Parties hereto have duly authorized their representatives to execute this Agreement which shall come into effect as of the date first written above.

Global Distributor:

SUNSI ENERGIES HONG KONG LIMITED

Authorized Representative:

(Signature)
Name:	Richard St. Julien
Title:	President

PRC Distributor:

ZIBO BAOKAI COMMERCE AND TRADE Co., Ltd. (Company Seal)

Authorized Representative:

(Signature)
Name:	Song Yihua
Title:	Legal Representative
Nationality:	China

Supplier:

ZIBO BAOYUN CHEMICAL PLANT (Company Seal)

Authorized Representative:

(Signature)
Name:	Song Yihua
Title:	Legal Representative
Nationality:	China

Exhibit A Order

To:	ZIBO BAOYUN CHEMICAL PLANT

Date:

All the Product supplied by Zibo Baoyun Chemical Plant (the Supplier) to Sunsi Energies Hong Kong Limited (the Global Distributor) or Zibo Baokai Commerce And Trade Co., Ltd. (the PRC Distributor) under this order (the Order) will be governed by the terms and conditions specified in this Order and the Exclusive Distribution Agreement entered into by and among Global Distributor, PRC Distributor and Supplier as of [ • ] (the Agreement).

Capitalized terms in this Order shall have the same meanings in the Agreement, unless otherwise defined in this Order.

1.	Ordering Party:

2.	Quantity of Product

Total Quantity of Product Ordered:
Remark:

3.	Schedule of Delivery

3.1	Date of delivery:	.

3.2	Period of validity of this Order:	.

4.	Location of Delivery

4.1	Location of delivery:	.

SUNSI ENERGIES HONG KONG LIMITED/ZIBO BAOKAI COMMERCE AND TRADE Co., Ltd.

By:
Name:
Title: